EXHIBIT 11


               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
                      Computation of Net Earnings Per Share


                                                  Years Ended June 30,
                                       -----------------------------------------
                                           2000           1999           1998
                                       -----------    -----------    -----------


Basic Earnings Per Share

  Net earnings (loss)                  $  (948,000)   $  (970,000)   $ 2,930,000

  Weighted-average shares:
    Outstanding                          6,627,000      5,963,000      5,447,000
                                       -----------    -----------    -----------

      Basic Earnings Per Share         $     (0.14)   $     (0.16)   $      0.54
                                       ===========    ===========    ===========


Diluted Earnings Per Share

  Net earnings (loss)                  $  (948,000)   $  (970,000)   $ 2,930,000

  Weighted-average shares:
    Outstanding                          6,627,000      5,963,000      5,447,000
    Options                                     --             --         81,000
    Warrants                                    --             --      1,102,000
                                       -----------    -----------    -----------
                                         6,627,000      5,963,000      6,630,000
                                       -----------    -----------    -----------

      Diluted Earnings Per Share       $     (0.14)   $     (0.16)   $      0.44
                                       ===========    ===========    ===========